Valmont Announces Record Third Quarter Results

Highlights:

•	Third quarter operating income rose 53% on a 27% increase in sales.

•	Operating income as a percent of sales improved more than one percentage point to 10.7%.

•	Third quarter Utility Support Structures Segment operating income improved 51% on a 31% increase in sales.

•	Third quarter Irrigation Segment operating income improved 124% on a 71% increase in sales.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, and mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the third quarter of $672.2 million compared with $527.8 million for the same period of 2010. Third quarter 2011 net earnings were $42.1 million, or $1.59 per diluted share, versus third quarter 2010 net earnings of $25.9 million, or $0.98 per diluted share.

Third Quarter Review:

“Increased revenue in every segment and a significant improvement in the operating performance of our businesses with strong market fundamentals resulted in a 27% sales gain and a 53% improvement in operating income,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Substantially higher irrigation equipment sales had the greatest impact on third quarter revenue gains. Farmers increased their investment in pivots to improve productivity in light of strong feed-grain demand. Significantly higher North American Utility Support Structures Segment sales resulted from increased investment in the transmission grid by electric utilities. Increased revenues in the Engineered Infrastructure Products Segment mostly reflect higher international revenues. Coatings Segment sales increased due to improved revenues in the Asia-Pacific region.”

Third Quarter Segment Review:

Irrigation Segment (22% of 3rd Quarter Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Global sales were $150.6 million, an increase of 71% over 2010. In international markets, sales increases were broad-based and supported by firm global crop prices. North American demand was significantly higher, even during the seasonally slow summer months. An increase in aftermarket parts sales due to irrigation equipment operating longer in hot weather, further supported North American sales increases.

A growing world population and a move towards higher protein in diets are resulting in increased global demand for feed-grains. Consequently, crop prices have remained firm for most of the year driving expectations for record farm incomes. We believe this environment motivated farmers to seek productivity enhancing tools to maximize income. Since mechanized irrigation equipment is one of the highest-return capital investments farmers can make to increase production, demand for Valmont’s products was substantially higher.

Operating income more than doubled to $23.8 million and was 15.8% of segment sales. The rise in operating income was driven by volume increases and the resulting operating leverage.

Utility Support Structures Segment (24% of 3rd Quarter Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $159.8 million were 31% above 2010, led by increased demand in North America. Reduced activity in China, along with a decline in project orders, resulted in lower international sales compared with last year.

Order activity in North America increased during the third quarter resulting in a growing backlog. Electric utility companies have increased capital spending on projects to add physical capacity and increase the reliability of the transmission grid. We believe a growing pipeline of large projects is expected to stimulate demand for structures for a number of years.

Operating income rose 51% to $14.7 million and was 9.2% of segment sales. Operating margins for the quarter were pressured by shipments out of backlog taken when the pricing environment was highly competitive, and by higher material costs than last year.

Engineered Infrastructure Products Segment (33% of 3rd Quarter Sales)

Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Third quarter sales were $222.2 million, a 12% increase over 2010, mostly due to improved revenues in international markets. Government budgetary constraints, the lack of a long-term highway bill and a slow recovery in non-residential construction have led to weak market conditions and a competitive pricing environment in the North American commercial, and lighting and traffic markets.

In Europe, lighting and traffic sales improved modestly due to regional strength in some markets. In most European markets, pricing was competitive due to sluggish demand resulting from economic uncertainty and fiscal restraint.

Wireless communication product sales were lower in North American markets due to uncertainty about carrier consolidations. In China, sales improved.

Sales of engineered infrastructure products in the Asia-Pacific region were somewhat higher mainly as a result of growing infrastructure investment in Southeast Asia.

Operating income for the segment was flat despite higher sales. Operating income as a percent of sales was 7.7% compared with 8.7% in 2010. The pressure on operating income as a percent of sales reflects pricing competitiveness in all markets and generally higher material costs than last year.

Coatings Segment (12% of 3rd Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $80.8 million were 7% higher than last year. The increase in sales reflects higher internal demand from Valmont’s utility and irrigation divisions in North America. Revenues also rose in the Asia-Pacific region.

Operating income increased 5% to $14.2 million, or 17.6% of segment sales.

Included in “Other” are tubing, grinding media, and electrolytic manganese dioxide businesses. The improvement in results in these businesses reflects higher sales and improved operations.

Fourth Quarter Outlook:

“We are reconfirming our guidance for earnings per share for the year to be in the range of $5.70-5.90,” Mr. Bay said. “However, because of the deteriorating economic outlook in general over the past few months, particularly in Europe, we now expect results to be in the mid-to-lower end of that range.

“Going forward, our outlook remains positive. Demand for Utility Support Structures is rising. Recent order activity and a growing backlog support our expectations for a strong fourth quarter and 2012.

“In the irrigation business, a growing global demand for feed-grains to sustain dietary improvement and historically high farm income levels support a positive outlook.

“Our outlook for the Engineered Infrastructure Products Segment is mixed. In North America and Europe, we face reduced government spending and uncertain economic conditions. However, in the Asia-Pacific region we expect our operations to benefit from economic growth and new infrastructure investment, albeit at slower growth rates than in recent history.

“Coatings segment results will be mostly driven by economic conditions in North America and industrial demand in the Asia-Pacific region.”

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 36684177 or via the Internet at 8:00 a.m. CDT October 14, 2011, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event, you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 36684177 beginning October 14, 2011 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 21, 2011.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	24-Sep-11	25-Sep-10	24-Sep-11	25-Sep-10
Net sales	$ 672,192	$ 527,831	$ 1,908,750	$ 1,376,792
Cost of sales	504,802	395,310	1,436,885	1,014,895
Gross profit	167,390	132,521	471,865	361,897
Selling, general and administrative expenses	95,357	85,378	285,912	245,803
Operating income	72,033	47,143	185,953	116,094
Other income (expense)
Interest expense	(7,671)	(8,487)	(26,715)	(22,878)
Interest income	3,141	1,733	6,919	3,181
Other	(1,670)	58	(776)	28
	(6,200)	(6,696)	(20,572)	(19,669)
Earnings before income taxes, noncontrolling
interest, and equity in earnings of
nonconsolidated subsidiaries	65,833	40,447	165,381	96,425
Income tax expense	23,773	13,780	50,612	34,908
Earnings before noncontrolling interest, equity in
earnings of nonconsolidated
subsidiaries	42,060	26,667	114,769	61,517
Earnings (losses) in nonconsolidated subsidiaries	2,354	1,068	4,509	1,987
Net earnings	44,414	27,735	119,278	63,504
Less: Earnings attributable to noncontrolling interests	(2,273)	(1,800)	(5,701)	(3,991)
Net earnings attributable to Valmont Industries, Inc.	$ 42,141	$ 25,935	$ 113,577	$ 59,513

Average shares outstanding (000's) - Basic	26,351	26,133	26,318	26,084
Earnings per share - Basic	$ 1.60	$ 0.99	$ 4.32	$ 2.28

Average shares outstanding (000's) - Diluted	26,579	26,404	26,567	26,420
Earnings per share - Diluted	$ 1.59	$ 0.98	$ 4.28	$ 2.25

Cash dividends per share	$ 0.180	$ 0.165	$ 0.525	$ 0.480

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	24-Sep-11	25-Sep-10	24-Sep-11	25-Sep-10

Net sales
Engineered Infrastructure Products	$ 222,243	$ 197,601	$ 597,590	$ 467,959
Utility Support Structures	159,815	122,241	422,022	350,307
Coatings	80,806	75,665	238,417	158,036
Infrastructure products	462,864	395,507	1,258,029	976,302

Irrigation	150,618	88,255	485,367	309,053
Other	88,870	61,328	246,977	131,613
Less: Intersegment sales	(30,160)	(17,259)	(81,623)	(40,176)
Total	$ 672,192	$ 527,831	$ 1,908,750	$ 1,376,792

Operating Income
Engineered Infrastructure Products	$ 17,189	$ 17,169	$ 30,907	$ 31,862
Utility Support Structures	14,731	9,740	41,214	36,988
Coatings	14,238	13,577	39,600	27,993
Infrastructure products	46,158	40,486	111,721	96,843

Irrigation	23,765	10,590	80,623	42,584
Other	12,607	7,124	32,901	20,096
Corporate	(10,497)	(11,057)	(39,292)	(43,429)
Total	$ 72,033	$ 47,143	$ 185,953	$ 116,094

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In the fourth quarter of 2010, the Company reorganized its management structure in line with its current reporting structure. Delta's galvanizing operations are included in the Coatings segment and Delta's pole sand roadway safety structure and access systems are included in the Engineered Infrastructure Products segment. Delta's forged steel grinding media and electrolytic manganese dioxide operations are classified as "Other". Fiscal 2010 figures have been reclassified to conform to the 2011 presentation.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	24-Sep-11	25-Sep-10
ASSETS
Current assets:
Cash and cash equivalents	$ 336,908	$ 323,150
Accounts receivable, net	449,431	400,683
Inventories	377,525	296,335
Prepaid expenses	28,832	29,731
Refundable and deferred income taxes	35,216	35,576
Total current assets	1,227,912	1,085,475
Property, plant and equipment, net	437,139	434,456
Goodwill and other assets	544,126	539,439
	$ 2,209,177	$ 2,059,370

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 236	$ 243
Notes payable to banks	11,022	14,449
Accounts payable	221,909	179,131
Accrued expenses	158,236	164,729
Dividend payable	4,760	4,348
Total current liabilities	396,163	362,900
Long-term debt, excluding current installments	494,775	482,932
Other long-term liabilities	254,990	276,954
Shareholders' equity	1,063,249	936,584
	$ 2,209,177	$ 2,059,370